Contact	Chris Grandis	Moved on Business Wire
	Director, Media Relations	April 3, 2012
CSC Corporate
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC REPORTS PROGRESS WITH REDEFINING NHS CONTRACTUAL RELATIONSHIP

Conference Call Scheduled for Update April 4

FALLS CHURCH, Va., April 3 –As previously reported, CSC (NYSE: CSC) and the U.K. National Health Service (NHS) have been in discussions on the way forward to redefining the contractual relationship between CSC and the NHS.  As a result of these discussions, CSC and the NHS entered into a non-binding letter of intent on March 2, 2012.

The parties intended to conclude a binding interim agreement by March 31, 2012. Progress continues; however, discussions on the interim agreement have not yet concluded and are still ongoing at this time. The previously disclosed Lorenzo-related standstill agreement remains in effect through June 1, 2012.

There can be no assurance that CSC and the NHS will enter into the interim agreement.

To discuss the foregoing, CSC will host a brief conference call and Webcast at 5:00 p.m. EDT on Wednesday, April 4, 2012. The conference call dial-in number for domestic callers is 877-440-5804. International callers will need to dial +1 719-325-4920. The passcode for all participants is 5151486. The Webcast can be accessed at www.csc.com/investor relations.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 98,000 employees and reported revenue of $16.0 billion for the 12 months ended December 30, 2011. For more information, visit the company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, including, but not limited to, whether CSC and the NHS enter into the interim agreement or, if the interim agreement is entered into, that such agreement as finally negotiated will be on terms favorable to CSC or as provided in the letter of intent.  In addition, many risks, uncertainties and other factors affecting the company are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings. The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.